Exhibit 99.2

Brooke Corporation Announces Exercise of Over-Allotment Option in Common Stock Offering

OVERLAND PARK, Kan., Aug. 22 /PRNewswire-FirstCall/ -- Brooke Corporation (Nasdaq: BXXX) today announced that the underwriters for the Company’s recently completed follow-on offering have exercised in full their over- allotment option to purchase an additional 375,000 shares of common stock. The exercise of the option will result in an aggregate of 2,875,000 shares of common stock being sold in the offering, aggregate gross proceeds of $33,062,500, and aggregate proceeds of $31,161,406 to the Company before expenses and after underwriter commissions and discounts. The closing of the sale of the additional 375,000 shares is expected to occur on August 25, 2005, and is subject to customary closing conditions.

Sandler O’Neill & Partners, L.P. has acted as the lead underwriter and sole book-running manager for the offering and Fox-Pitt, Kelton Inc. and Oppenheimer & Co. Inc. have acted as co-managers.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of the Company, nor may there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This offering of shares of common stock was made only by means of a prospectus forming a part of the effective registration statement relating to the offering. A copy of the final prospectus relating to the offering may be obtained by contacting the Syndicate Department of Sandler O’Neill & Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022, or by telephone at (212) 466-7800.

About our company ... Brooke Corporation is listed on the Nasdaq National Market under the symbol of BXXX. Brooke Corporation is a holding company with three primary subsidiaries. Brooke Franchise Corporation is a subsidiary that distributes insurance and financial services through a network of over 440 franchise locations as of June 30, 2005. Brooke Credit Corporation is a subsidiary that originates loans to insurance agencies, financial services practices, funeral homes and other local businesses, including Brooke franchises. Brooke Brokerage Corporation is a subsidiary holding company that sells hard-to-place and niche insurance on a wholesale basis through locally owned insurance agencies, including Brooke franchises.

This press release contains forward-looking statements within the meaning of the federal securities laws relating to the Company’s offer of its common stock. These statements are based upon the current expectations and beliefs of the Company’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements discussed in the Company’s filings with the Securities and Exchange Commission.

SOURCE  Brooke Corporation
          -0-                                                       08/22/2005
          /CONTACT: Anita Larson of Brooke Corporation, +1-913-661-0123, larsa@brookecorp.com /
          /Web site:  http://www.brookecorp.com /
          (BXXX)